Exhibit 10.25.1

HAWKER

BEECHCRAFT

SAVINGS AND

INVESTMENT PLAN

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

i

Section 12.15.	No Contract of Employment	60
Section 12.16.	Minors and Incompetents	60
Section 12.17.	Indemnification by Employer	60
Section 12.18.	Severability Clause	60
Section 12.19.	Headings	60
Section 12.20.	Action by Employer	61
Section 12.21.	USERRA	61
Section 12.22.	Fees and Expenses	61
Section 12.23.	Use of Electronic Media	61

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

W I T N E S S E T H: That,

WHEREAS, Hawker Beechcraft Corporation hereinafter referred to as “the Company” desires to establish a retirement plan for the benefit of its eligible Employees; and

WHEREAS, the Company has duly approved and authorized the adoption of this Plan and corresponding Trust.

NOW, THEREFORE, effective as of the closing date of the sale of Raytheon Aircraft Acquisition Company to Hawker Beechcraft, Inc., hereinafter referred to as the “Effective Date,” the Company does hereby adopt the following plan, to be known as the “Hawker Beechcraft Savings and Investment Plan,” hereinafter referred to as the “Plan”.

ARTICLE I – DEFINITIONS

Where the following words and phrases appear in this Plan, they shall have the following meanings set forth in this Article, unless the context clearly indicates otherwise.

Section 1.01. Account(s) means the various accounts established for each Participant under the Plan. Separate accounting among a Participant’s Accounts shall be utilized. Such accounting will be done in a reasonable and consistent manner and include the separate allocation of gains, losses, withdrawals, and other credits or charges among the Participant’s Accounts. The following accounts shall be established under this Plan:

A.	401(k) Account—An account created to hold 401(k) contributions (see, Section 4.04).

B.	After-Tax Account—An account created to hold After-Tax Contributions (see, Section 4.04).

C.	Retirement Income Saving Program Account—An account created to hold Retirement Income Savings Program (RISP) contributions (see, Section 4.02).

D.	Rollover Account—An account created to hold Rollover Contributions (see, Section 3.01).

E.	Matching Account—An account created to hold Matching Contributions (see, Section 4.03).

The Administrative Committee may establish such additional accounts as it deems necessary or proper.

Section 1.02. Administrative Committee means the Administrative Committee appointed by the Company pursuant to Section 7.01 to carry out the various administrative duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.03. Affiliated Company means any of the following: a member of a controlled group of corporations as determined in accordance with Section 414(b) of the Code, if Employer is also a member of such controlled group; an unincorporated trade or business who is under common control with Employer, as determined in accordance with Section 414(c) of the Code and the regulations issued thereunder; any organization which, together with Employer, forms an affiliated service group, as determined under Section 414(m) of the Code and the regulations issued thereunder; and any organization or arrangement determined under Section 414(o) of the Code and regulations issued thereunder. Employment with an Affiliated Company shall not be deemed to have commenced for any purpose of this Plan until such entity becomes an Affiliated Company as defined above except as provided by Section 1.16.C.

For purposes of Article V, the foregoing provisions of Code Sections 414(b) and 414(c) shall be applied by substituting “more than 50%” for the phrase “at least 80%” each place it appears in Code Section 1563(a)(1).

Section 1.04. Authorized Leave of Absence means an absence approved by the Employer on a uniform and nondiscriminatory basis not exceeding one year for any of the following reasons: illness of the Employee or a relative, the death of a relative, education of the Employee, or personal or family business of an extraordinary nature, provided, that in each case the Employee returns to the service of the Employer within the time period specified by the Employer.

Section 1.05. Beneficiary means the person or persons, or entity or entities, determined under Section 6.10.

Section 1.06. Break in Service means the fifth anniversary (seventh anniversary if the absence from employment is due to a Parental Leave or otherwise authorized pursuant to the Family and Medical Leave Act of 1993) of the date on which the absence commences.

Section 1.07. Code means the Internal Revenue Code of 1986, as amended.

Section 1.08. Committee means the Committees appointed by the Company pursuant to Section 7.03.

Section 1.09. Compensation has the meaning set forth in Section 5.02.E.2.

Notwithstanding anything to the contrary, the amount of Compensation taken into account under this Plan shall not exceed $200,000 (as adjusted for cost of living increases as provided in Section 401(a)(17) of the Code).

The determination of whether any payment constitutes Compensation shall be made by the Employer.

Section 1.10. Eligible Employee means an Employee of the Employer. In no event shall the term “Eligible Employee” include any individual classified, treated or otherwise characterized by the Employer as an independent contractor, consultant, Leased Employee, temporary agency employee or otherwise not treated by the Employer as an “Eligible Employee” for purposes of this Plan. The term “Eligible Employee” shall not include any Leased Employee; any Employee who is covered under the provisions of a collective bargaining agreement, unless such collective bargaining agreement specifically provides for participation in this Plan or where the Administrative Committee permits participation by collectively bargained employees; any nonresident alien who (i) either receives no earned income (within the meaning of Code Section 911(d)(2)) from sources within the United States under Code Section 861(a)(3) or (ii) receives such earned income from such sources within the United States but such earned income is exempt from United States income tax under an applicable income tax convention; individuals or classification of individuals listed on Exhibit A (as amended from time to time by the Senior Vice President of Human Resources of the Company or his or her delegate, or other officer to whom such authority has been delegated by the Company) or a Puerto Rico based employee. The foregoing determination of whether an individual constitutes an “Eligible

Employee” for purposes of this Plan shall be made by the Employer with the consent of the Administrative Committee in its sole discretion. Said determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body, the Employer or any other person or entity as a common law employee of the Employer. It is the intent hereof that the Employer with the consent of the Administrative Committee shall decide in its sole discretion which individuals are classified as an Eligible Employee for purposes of this Plan.

Section 1.11. Employee means any individual who is employed and compensated (by United States payroll check issued directly from the Employer, Affiliated Company or agent thereof to the Employee or direct payroll deposit made to the Employee’s Account) by the Employer or agent thereof.

Section 1.12. Employer means the Company and any other Affiliated Company which adopts this Plan for the benefit of its Employees.

Section 1.13. Employment Commencement Date means the date the Employee first completes an Hour of Service.

Section 1.14. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.15. Highly Compensated Employee means any Employee who (i) was a 5% owner at any time during the current or preceding Plan Year or (ii) received compensation (as defined in Code Section 415(c)(3)) in excess of $80,000 (as adjusted under Code Section 415(d)) during the preceding Plan Year.

Section 1.16. Hour of Service shall be determined by including service with the Employer and any Affiliated Company. In addition, in the case of an individual deemed to be an “employee” under Code Section 414(n) or 414(o), hours of service with such entity will be considered Hours of Service under this Plan. Service will be credited in accordance with the following Subsections:

A.	General. An Hour of Service shall include:

1.	Each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties;

2.	Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an entity described above, which hours shall be considered as occurring in the computation period or periods to which the award or agreement pertains, rather than in the computation period in which the award, agreement, or payment is made; and

3.

Each hour for which an Employee is paid, directly or indirectly, or for which the Employee is entitled to payment (irrespective of whether the employment relationship is terminated) for reasons other than for the performance of duties during a computation period, such as leave of absence, vacation, holiday, sick leave, illness, incapacity (including disability), layoff, jury duty, or military duty, which hours shall be considered as occurring in the computation period in which the Employee is paid, the Employee becomes entitled to payment, or the payment becomes due, whichever first occurs. Notwithstanding the preceding provisions of this Subsection:

a.	No Hours of Service shall be credited for payments made or due to an Employee under a plan maintained solely for the purpose of complying with an applicable workers’ compensation law, unemployment compensation law, or disability insurance law; and

b.	No Hours of Service shall be credited for payments which an Employee receives for medical or medically related expenses incurred by the Employee.

An Hour of Service already credited under Subsection 1.16.A.1. or 1.16.A.3., as the case may be, shall not be credited under Subsection 1.16.A.2. In addition, in the event Subsection 1.16.A.2. or 1.16.A.3. applies, no more than 501 hours shall be credited for any single continuous period during which an Employee does not perform any duties (whether or not that period occurs during a single computation period).

B.	Method of Crediting. For purposes of determining Hours of Service which must be credited, the Administrative Committee shall determine the Hours of Service from records of hours worked and hours for which payment is due or made.

C.	Predecessor Employer. If Employer maintains a qualified plan under Code Section 401(a) of a predecessor employer as described in Section 414(a)(1) of the Code, a predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service under the Plan. In addition, when Employer does not maintain a plan of the predecessor employer, the predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service to the extent provided in regulations promulgated by the Secretary of the Treasury under Section 414(a)(2) of the Code. The Employer may also elect, with the consent of the Company, to credit hours of service with another entity for purposes of eligibility, vesting and/or benefits.

D.	Ambiguity. The Administrative Committee shall resolve any ambiguity with respect to the meaning of an Hour of Service in favor of an Employee. Furthermore, in determining Hours of Service, the Administrative Committee shall apply the rules of Paragraphs (b) and (c) of Labor Reg. § 2530.200b-2, which the Plan specifically incorporates by reference herein.

E.	FMLA Leaves. An Employee taking a leave of absence pursuant to the Family and Medical Leave Act of 1993 (“FMLA”) will be treated as continuing service while on such FMLA leave for purposes of determining whether such Employee has incurred a Break in Service under the terms of this Plan.

Section 1.17. Investment Committee means the Investment Committee appointed by the Company pursuant to Section 7.01 to carry out the various investment duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.18. Layoff means an involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

Section 1.19. Leased Employee means any person who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction and control of the recipient.

Section 1.20. Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee.

Section 1.21. Normal Retirement Age and Normal Retirement Date means the date the Employee attains age 65.

Section 1.22. Parental Leave means the period of absence from work by reason of pregnancy, the birth of an Employee’s child, the placement of a child with the Employee in connection with the child’s adoption, or caring for such child immediately after birth or placement .

Section 1.23. Participant means any Eligible Employee who is qualified under Article II and who remains as such under the Plan. Where the context requires, the term Participant shall also include a former Employee who was a Participant.

Section 1.24. Period of Service means the period of time commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending of the Employee’s Severance From Service provided, that the following periods shall not be taken into account in the case of an Employee who first performs an Hour of Service on or after January 1, 2007, in the case of a Participant who has never had a Vested account balance, the Period of Service before any Period of Severance which equals or exceeds five (5) consecutive years.

In determining the length of a Period of Service, the Administrative Committee shall include any period of time beginning on an Employee’s Severance from Service date and ending on the date on which he or she is next credited with an Hour of Service, provided that such Hour of Service is credited within the twelve- (12) consecutive month period following such Severance from Service date.

In making the determinations described above, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one (1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

Section 1.25. Period of Severance means the period of time beginning on the Employee’s Severance from Service date and ending on the Employee’s Reemployment Commencement Date.

Section 1.26. Plan Year means the 12-month period commencing January 1.

Section 1.27. Qualified Military Service means any service in the uniformed service by any Eligible Employee if such Eligible Employee is entitled to reemployment right under Chapter 43 of Title 38 of the United States Code, provided the Employee returns to employment with the Employer within the applicable time limits prescribed by Chapter 43 of Title 38 of the United States Code.

Section 1.28. Reemployment Commencement Date means the date on which the Employee first completes an Hour of Service following a Period of Severance.

Section 1.29. Severance From Service means the termination of employment by reason of quit, discharge, Layoff or death, the failure to return from Authorized Leave of Absence, Qualified Military Service or disability (as defined in Section 6.02).

Section 1.30. Spouse means, with respect to an individual, the individual’s lawful spouse of the opposite sex; provided, that, a former spouse will be treated as the spouse or surviving spouse to the extent provided in a qualified domestic relations order as described in Section 414(p) of the Code.

Section 1.31. Trust means and refers to the Trust created by the Trust Agreement, which is incorporated herein by reference and as it may be amended from time to time.

Section 1.32. Trustee means the Trustee of the Trust.

Section 1.33. Trust Fund means all of the assets owned by the Trust and held by the Trustee under this Plan.

Section 1.34. Valuation Date means each business day on which the New York Stock Exchange is open.

Section 1.35. Vested means, with respect to a benefit or right under the Plan, a claim obtained by a Participant which is unconditional and which is legally enforceable against the Plan.

Section 1.36. Year of Vesting Service means a 12- month Period of Service.

ARTICLE II – PARTICIPATION

Section 2.01. Commencement of Participation. An Eligible Employee shall become a Participant in this Plan upon completing one Hour of Service. Enrollment in the elective deferral features of this Plan (see Section 4.04) shall not be deemed to have been completed until such Participant has designated a percentage by which his or her Compensation shall be reduced as an elective deferral in accordance with Section 4.04 and such other information as the Administrative Committee may from time to time prescribe.

Section 2.02. Transfer to Employee Status. If an individual is transferred to a position in which such individual becomes an Eligible Employee, said individual shall become a Participant on the date on which such person is transferred.

Section 2.03. Duration of Active Participation. An Eligible Employee will cease to be an active Participant on the earlier of the date such Employee terminates employment, incurs a Severance from Service or is no longer classified as an Eligible Employee.

Section 2.04. Rehire After Severance from Service. If a former Participant is rehired by Employer after a Severance from Service, such person shall again become a Participant, in the Plan, provided, such person is classified as an Eligible Employee.

ARTICLE III – ROLLOVER CONTRIBUTIONS AND TRANSFERS

Section 3.01. Rollover Contributions. A Participant may rollover qualified cash funds into this Plan subject to the following provisions:

A.	General. Prior to making a rollover contribution, such person shall file a request with the Administrative Committee in such manner as the Administrative Committee shall prescribe requesting that the Trustee accept a rollover contribution from such person. The Administrative Committee, in the Administrative Committee’s sole discretion, shall determine whether such person will be permitted to make a rollover contribution. The Administrative Committee may further prescribe that any written request to make a rollover contribution also set forth the amount of the proposed rollover contribution and a statement, satisfactory to the Administrative Committee, that such contribution constitutes a rollover contribution.

B.	Separate Rollover Account. A rollover contribution made by a Participant shall be credited to a separate “Rollover Account” in the name of the Participant as of the date of its receipt by the Trustee. The rollover contribution shall be commingled with the other assets of the Trust Fund and invested in accordance with the provisions of this Plan. An individual’s Rollover Account shall at all times be fully vested and nonforfeitable for all purposes of the Plan. Distributions and withdrawals from an individual’s Rollover Account shall be governed by the provisions of Article VI.

C.	Rollover Contribution Defined. A “rollover contribution” is cash property (or proceeds from the sale of property) described in Section 402(c)(4) (qualified retirement plan) or Section 408(d)(3) of the Code (conduit IRA) which provides for tax-free rollover treatment into this type of qualified plan, which is designated by such Employee as a rollover contribution. This Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code, including after-tax employee contributions, an annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The plan will also accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. A distribution of nondeductible or accumulated deductible employee contributions or any other type of rollover contribution shall not be considered a rollover contribution. In the event it is later determined that any amount did not constitute a rollover contribution, said rollover contribution plus any earnings attributable thereto shall immediately be segregated from all other Plan assets, treated as a nonqualified trust established by and for the benefit of the Employee, and distributed to the Employee. Any such nonqualified rollover shall be deemed never to have been a part of this Plan.

D.	Raytheon Stock and Plan Loans. The Administrative Committee may, in the Administrative Committee’s sole discretion, permit individuals associated with the sale of Raytheon Aircraft Acquisition Company and who are participants in the Raytheon Savings and Investment Plan to directly rollover Raytheon Stock and/or loans held by the Raytheon Savings and Investment Plan upon such terms and conditions as the Administrative Committee may prescribe for such purpose (including without limitation that such person directly rollover his or her entire vested account balance in the Raytheon Savings and Investment Plan to this Plan).

Section 3.02. Plan-to-Plan Transfers. The Administrative Committee may transfer, or accept a direct transfer of, assets to or from another qualified plan upon such terms and conditions as the Administrative Committee may from time to time prescribe in its sole discretion (e.g. transfers may only be made in cash). In the event the Administrative Committee permits a direct transfer of assets into this Plan, the following provisions shall apply.

A.	Separate Transfer Account. Each Employee with an interest in the plan-to-plan transfer shall have a transfer account established for such Employee.

B.	Assets. If the Administrative Committee permits assets to be transferred to this Plan in-kind, the Trustee may be directed by the Administrative Committee to hold such assets separate from the other assets of the Trust Fund and income gain or loss on those assets shall be allocated separately. In the absence of segregated treatment, the assets shall be commingled with the other assets of the Trust Fund and the Employee shall designate the investment fund or funds which are to receive the transfer.

ARTICLE IV – CONTRIBUTIONS

Section 4.01. Profit Sharing Plan. For purposes of Code Section 401(a) this Plan shall be designated as a profit sharing plan. For each Plan Year while this Plan is being maintained, Employer shall contribute such amounts as may be required under the terms hereof and such other amount as its governing body may determine is proper. The Employer’s contributions to this Plan shall not be dependent upon the existence of profits. Such contributions, except to the extent otherwise provided herein, shall be made at any time or from time to time.

Section 4.02. Retirement Income Savings Program Contributions. The following provisions of this Section 4.02 shall govern retirement income savings program contributions.

A.	Eligibility. The Employer shall make retirement income saving contribution as set forth in B. below on behalf of its eligible Participants other than for Participants who are covered under the provisions of a collective bargaining agreement.

(1)	who first performs an Hour of Service on a date (the “date of employment” for purposes of this Section 4.02) that is on or after January 1, 2007, without ever previously having performed an Hour of Service for any Employer (or Affiliated Company thereof), or

(2)	who (i) previously had performed an Hour of Service for any Employer (or Affiliated Company thereof), (ii) then incurred a Severance from Service, and (iii) then again performs an Hour of Service for any Employer (or Affiliated Company thereof) on a date (the “date of reemployment” for purposes of this section 4.02) that is on or after January 1, 2007, and is after expiration of any salary continuation payments, any Authorized Leave of Absence, and any period of eligible recall pursuant to a collective bargaining agreement.

In no event shall an Employee be eligible for contributions under this Section 4.02 if such individual is accruing a benefit under a tax-qualified defined benefit pension plan sponsored by the Company or an Affiliated Company.

B.	Contribution. The amount of retirement income savings program contribution for each pay period of each eligible Participant shall equal such eligible Participant’s Compensation for that pay period multiplied by the percentage corresponding to the Participant’s Age Factor and Service Factor in the following table:

Age Factor	Service Factor
Attained age in years on later of the date of employment or the most recent date of reemployment, as determined under Section 4.02.A. above	Number of 12-month anniversaries from the later of the date of employment or the most recent date of reemployment, as determined under Section 4.02.A. above as of the end of the pay period with respect to which the contribution is being made

	Less than 10	At least 10 but less than 20	At least 20 but less than 30	30 or more
Under 30	3%	5%	7%	9%
At least 30 but less than 40	4%	6%	8%	9%
At least 40 but less than 50	5%	7%	8%	9%
50 or over	6%	7%	8%	9%

The amount of the retirement income savings contribution made for each Participant pursuant to this Section 4.02 shall be allocated to the Participant’s Retirement Income Saving Program Account.

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer shall make a matching contribution for each eligible Participant (as defined in Article II) equal to a designated percentage of such Participant’s Compensation contributed by a Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04. Until suspended or modified as hereinafter provided, the designated contribution shall be 100% of Participant’s salary reduction contribution, provided, that no matching contribution shall be based upon a Participant’s contribution above the first 4% of Compensation contributed by a Participant. Notwithstanding anything herein to the contrary, no Participant shall accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each individual Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to Section 4.03 shall be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

Section 4.04. Elective Contributions. The provisions of this Section 4.04 shall govern before-tax salary reduction contributions and nondeductible after-tax contributions.

A.	Contribution. For each Plan Year the Employer shall contribute, on behalf of each Participant (as defined in Article II) an amount which is equal to the total amount by which the Participant’s Compensation from the Employer was reduced during the Plan Year pursuant to the Participant’s salary reduction election. The amount of a Participant’s salary reduction contributions to this Plan shall not exceed the amount of the Participant’s cash compensation.

WARNING: ERISA requires that salary reduction contributions be transmitted to the Trustee at the earliest date such contributions can reasonably be segregated from the Employer’s general assets, but in no event later than the 15th business day of the month following the month in which such amount would have been payable to the Participant but for the Participant’s salary reduction election.

B.	Election by Participants. For each Plan Year (or the portion of the Plan Year after the Participant’s entry into the Plan), each Participant in this Plan may elect (i) not to enter into a salary reduction election, or (ii) to enter into a salary reduction election with the Employer, which will be applicable to all pay periods within such Plan Year (or the remaining portion thereof). The terms of any such salary reduction election shall provide that the Participant agrees to accept a reduction in Compensation from the Employer equal to any whole percentage of Compensation between 1% and 50%. A Participant who fails to make an election shall be deemed to have elected not to participate (and such Participant’s election shall be 0%).

Each Participant shall also designate whether such Participant’s contributions are before-tax or after-tax contributions. Further, in the event such Participant’s before-tax contributions are limited by Code Section 402(g), such Participant may affirmatively designate that all future elective deferrals shall be made and recharacterized as an after-tax contribution.

Upon a Participant’s Severance from Service, termination of employment (or upon ceasing to be an Eligible Employee), such Participant’s salary reduction election will cease in accordance with uniform rules established by the Administrative Committee in conformity with rulings and Regulations or other administrative or judicial guidance.

C.	Allocation of Contributions. Salary reduction contributions shall be allocated in accordance with the following provisions:

1.	The amount of a Participant’s before-tax contribution shall be allocated to the Participant’s 401(k) Account.

2.	The amount of a Participant’s After-Tax Contribution shall be allocated to the Participant’s After-Tax Contribution Account.

D.	Restrictions on Distribution. Amounts attributable to before-tax salary reduction contributions shall not be distributed earlier than upon one of the following events:

1.	The Participant’s retirement, death, or severance from employment;

2.	The Participant’s attainment of age 59 1/2 or the Participant’s hardship as described in Section 6.11; or

3.	The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or a simplified employee pension).

E.	Modification of Elective Deferral Election. A Participant’s salary reduction election shall be modifiable as follows:

1.	A Participant may elect to increase or decrease (including a cessation of contributions to the Plan) the amount of his or her salary reduction contributions within the Plan limitations for such contributions by giving notice to the Administrative Committee (or delegate thereof) in such manner as the Administrative Committee may from time to time prescribe for such purpose. The increase or decrease in the Participant’s salary reduction contributions shall be effective with the first pay period after the date the Administrative Committee (or delegate) receives timely and proper notice (or as soon as administratively practicable thereafter).

Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, refuse to permit an amendment to a salary reduction election for purposes of complying with applicable law (e.g. compliance with Code Section 409A, etc.).

2.	The Administrative Committee may, at any time and from time to time, unilaterally amend or revoke a Participant’s salary reduction election if the Administrative Committee determines that such revocation or amendment is necessary to ensure (or intending to ensure) (i) that a Participant’s annual additions for any Plan Year will not exceed the limitations of Code Section 415; (ii) compliance with the nondiscrimination tests of Code Sections 401(k) and/or 401(m); (iii) compliance with Code Section 401(a); or (iv) that contributions will be deductible by the Employer for federal income tax purposes.

3.	A Participant’s salary reduction election shall continue in effect until such time as the Participant enters into a new salary reduction election, has such Participant’s salary reduction election modified pursuant to E.2. above or paragraph 4 below, terminates employment, or otherwise ceases to be an Eligible Employee.

4.

Elective before-tax contributions under this Plan (or any other qualified plan of the Employer or Affiliated Company) shall not exceed the dollar limitation set forth in Code Section 402(g), except to the extent permitted under Section 4.04.F. and Code Section 414(v). A Participant whose salary reduction election is suspended pursuant to the preceding sentence shall have such Participant’s salary reduction re-instated at the beginning of the following year. To the extent that elective before-tax contributions under all plans maintained by the Employer or Affiliated Company exceed such dollar limitation, the Participant will be deemed to have notified the Administrative Committee of the excess amount, and the Administrative Committee will distribute such excess amount (including earnings thereon determined in accordance with Section 4.05.H.) to such Participant not later than April 15 following the close of the taxable year.

The Administrative Committee may also establish such procedures as it deems advisable to assist Participants in limiting elective before-tax contributions to not more than the limitation set forth in Code Sections 402(g) and 414(v). Such procedures, if adopted, may include the distribution of amounts in excess of the limitation and may also include, by way of example, a provision for written notice addressed to the Administrative Committee advising that the Participant has made contributions in excess of the applicable limitation and the allocation of such amount to this Plan. Corrective distributions shall be made only if the Participant designates the distribution as an excess amount, the corrective distribution is made after the date on which the Plan received the excess amount, and the Plan designates the distribution as a distribution of excess amounts. Upon receipt of such notice, the Plan may return such excess amount (including earnings thereon) to the Participant not later than the next April 15th.

Excess amounts that are to be distributed will be reduced by Excess Contributions previously distributed for the Plan Year ending with or within the Employee’s taxable year. Distributions under this paragraph may be made without regard to any provision of law (e.g., Participant consent).

In addition, if matching contributions are attributable to an excess amount, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to an excess amount. Accordingly, such amounts will not be distributed to the Participant and the Employer will, as soon as administratively practicable, use said amounts to reduce subsequent matching contributions. For purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

F.

Catch-Up Contributions. All Participants who are eligible to make elective contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v) and Section 1.414(v)-1 of the Regulations. Such catch-up contributions shall not be taken into account for purposes of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. For purposes of determining the amount of any matching contribution, catch-up contributions shall be treated in the same manner as the Participant’s elective contributions. The Administrative Committee may adopt such rules or procedures as it deems appropriate from time to time to ensure the effective availability of catch-up contributions to all catch-up-eligible Participants.

Section 4.05. 401(k) Test. With regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe harbor 40(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. With regard to Employees who are covered under the provisions of a collective bargaining agreement, but are eligible to make elective deferrals the following provisions shall govern compliance with the nondiscrimination tests of Section 401(k) of the Code. References to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.05, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee shall determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

A.	Ratio Testing. The Actual Deferral Percentage (ADP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ADP for Participants who are Non-Highly Compensated Employees must satisfy one of the following tests:

1.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

2.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 2.0; provided, that, the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used current year testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using prior year testing and a plan using current year testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

C.	Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect to either to (i) perform the ADP test using the ADP for all eligible Highly Compensated Employees for the Plan Year and the ADP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(k)-1(b)(4) of the Regulations and perform the ADP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.	The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and qualified non-elective contributions or qualified matching contributions, or both, if treated as Elective Deferrals for purposes of the ADP test) allocated to his or her accounts under two or more arrangements described in Code Section 401(k), that are maintained by the Employer or Affiliated Company, shall be determined as if such Elective Deferrals (and, if applicable, such qualified non-elective contributions or qualified matching contributions or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Elective Deferrals made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(k).

4.

In the event that this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Code Sections only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a

“plan coverage change” as defined in Section 1.401(k)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ADP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same Plan Year and use the same ADP testing method.

5.	Additional elective contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ADP test for such Plan Year or any other Plan Year.

6.	The Administrative Committee shall maintain records sufficient to demonstrate satisfaction of the ADP test.

E.	Review of Ratio Tests. Throughout the Plan Year, the Administrative Committee shall be authorized to review the salary reduction elections and determine if such elections, based upon information then available, will permit the Plan to comply with the ratio tests. Following such review, the Administrative Committee is authorized to unilaterally reduce the amount of salary reduction contributions of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio tests. The Administrative Committee is also authorized to reduce salary reduction contributions of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes that such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Contributions within the meaning of Code Section 401(k)(8) that must be distributed to secure compliance with one of the ratio tests and distribute such amount (including earnings thereon) before the close of the following Plan Year. Distribution of the excess amounts shall be made in accordance with the following provisions.

The actual deferral ratio of the Highly Compensated Employee with the largest actual deferral ratio will be reduced by an amount necessary to satisfy the Actual Deferral Percentage test or if less, to the actual deferral ratio of the Highly Compensated Employee with the next largest actual deferral ratio. This process shall be repeated until the Actual Deferral Percentage test is satisfied. The amount of the Excess Contributions shall be equal to the sum of these amounts multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.08). Excess Contributions will be allocated to the Highly Compensated Employee with the largest amount of Employer contributions taken into account in calculating the ratio test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the Excess Contributions have been allocated.

For purposes of the preceding sentence, the largest amount is determined after distribution of any Excess Contributions. Further, to the extent a Highly Compensated Employee has not reached such Participant’s catch-up contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee are catch-up contributions and will not be treated as Excess Contributions.

Excess Contributions allocated to a Participant shall be distributed from the Participant’s 401(k) Account to the extent used in the ratio test for the Plan Year.

The determination and correction of Excess Contributions shall be made in accordance with Code Section 401(k), Regulations, and other applicable guidance issued thereunder. Distributions under this Section 4.05.F. may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Contributions (and income attributable thereto) that are required to be distributed are distributed within 2  1/2 months after the close of the Plan Year in which the Excess Contributions were made, the Employer will be subject to a 10% penalty tax.

G.	Distribution of Excess Contributions. Within 12 months after the close of the Plan year Excess Contributions (and income allocable thereto) shall be deemed properly distributed only if such Excess Contributions (and allocable income) are designated as a distribution of Excess Contributions and are distributed to the appropriate Highly Compensated Employees. However, correction shall be deemed to occur if the entire Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Contribution arose, such distribution shall be made as soon as administratively feasible but in no event later than the close of the 12-month period immediately following the date of such termination.

Excess Contributions that are to be distributed will be reduced by any Excess Elective Deferrals previously distributed to the Employee for the Employee’s taxable year ending with or within the Plan Year.

Excess Contributions shall be treated as annual additions under the Plan.

If matching contributions are attributable to Excess Contributions, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to Excess Contributions. Accordingly, such amounts will not be distributed to the Participant, and will, as soon as administratively practicable, be used to reduce subsequent matching contributions. However, for purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

H.	Allocation of Earnings to Excess Elective Deferrals and Excess Contributions. Excess Contributions and Excess Elective Deferrals shall be adjusted for any income or loss up to the date of distribution. Income or loss allocable to Excess Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Administrative Committee may elect to use the following safe-harbor method of allocating income or loss to Excess Contributions and/or Excess Elective Deferrals, which amount shall be the sum of: (1) income or loss allocable to the Participant’s 401(k) Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions (or Excess Elective Deferrals, as applicable) for the year and the denominator is the Participant’s account balance attributable to before-tax contributions without regard to any income or loss occurring during such Plan Year; and (2) 10 percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

I.	Definitions. For purposes of this Section 4.05, the following terms shall have the following meanings:

1.	Actual Deferral Percentage or ADP shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the amount of employer contributions actually paid over to the Trust on behalf of such Participant for the Plan Year to (ii) the Participant’s Compensation for such Plan Year. Employer contributions on behalf of any Participant shall include: (i) any before-tax contributions (other than catch-up contributions) made pursuant to the Participant’s salary reduction election (including Excess Elective Deferrals of Highly Compensated Employees), but excluding (a) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from Elective Deferrals made under the applicable Plan or plans, and (b) before-tax contributions that are taken into account in the Actual Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals) and (ii) qualified non-elective contributions and qualified matching contributions. For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make elective contributions shall be treated as a Participant on whose behalf no elective contributions are made.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

3.	Elective Deferrals shall mean any employer contributions made to the Plan at the election of the Participant in lieu of cash compensation. With respect to any taxable year, a Participant’s Elective Deferrals is the sum of all employer contributions made on behalf of such participant pursuant to an election to defer under any qualified cash or deferred arrangement (“CODA”) described in Code Section 401(k), any salary reduction simplified employee pension described in Code Section 408(k)(6), any SIMPLE IRA plan described in Code Section 408(p), any plan described under Code Section 501(c)(18), and any employer contributions made on behalf of a participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement. For years beginning after December 31, 2005, the term “Elective Deferrals” includes both before-tax Elective Deferrals and designated Roth contributions. Before-tax Elective Deferrals are a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred. Elective Deferrals shall not include any deferrals properly distributed as excess annual additions.

4.	Eligible Participant means a Participant who is directly or indirectly eligible to enter into a salary reduction election under the Plan for all or a portion of the Plan Year.

5.	Excess Contributions shall mean, with respect to any Plan Year, the excess of:

a.	The aggregate amount of employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year; over

b.	The maximum amount of such contributions permitted by the ADP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

6.	Excess Elective Deferrals shall mean those Elective Deferrals of a Participant that either (i) are made during the Participant’s taxable year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for such year; or (ii) are made during a calendar year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferrals made under this Plan and any other plan, contract or arrangement maintained by the Employer or any Affiliated Company.

Section 4.06. 401(m) Test. With regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. With regard to Employees who are covered under the provisions of a collective bargaining agreement, but are eligible to make elective deferrals the following provisions shall govern compliance with the nondiscrimination tests of Section 401(m) of the Code. References to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee shall determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

A.	Ratio Testing. The Actual Contribution Percentage (ACP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ACP for Participants who are Non-Highly Compensated Employees for the current Plan Year must satisfy one of the following tests:

1.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

2.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 2; provided, that, the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used Current Year Testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

C.

Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect either to (i) perform the ACP test using the ACP for all eligible Highly Compensated Employees for the Plan Year and the ACP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(m)-1(b)(4) of the Regulations and perform the ACP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.	For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) that are maintained by the Employer or Affiliated Company, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Contribution Percentage Amounts made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(m).

4.	In the event that this plan satisfies the requirements of Code Sections 401(m), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this plan, then this Section shall be applied by determining the ACP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a “plan coverage change” as defined in Section 1.401(m)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ACP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(m) only if they have the same Plan Year and use the same ACP testing method.

5.	For purposes of the ACP test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the trust. Matching Contributions will be considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

6.	Contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ACP test for such Plan Year or any other Plan Year.

7.	The Administrative Committee shall maintain records sufficient to demonstrate satisfaction of the ACP test.

E.	Review of ACP Tests. Throughout the Plan Year, the Administrative Committee shall be authorized to review the operation of the Plan for compliance with the rules of this Section and determine if, based upon information then available, the Plan will comply with the ratio tests. Following such review, the Administrative Committee is authorized to unilaterally reduce the amount of matching contributions, salary reduction contributions (e.g. after-tax contributions) made on behalf of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio tests. The Administrative Committee is also authorized to reduce the matching contributions, salary reduction contributions (e.g. after-tax contributions) of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Aggregate Contributions, within the meaning of Code Section 401(m)(6).

The Administrative Committee shall distribute to (or, if forfeitable, forfeit from) each Highly Compensated Employee his or her respective share of the of Excess Aggregate Contributions within the meaning of Code Section 401(m) which must be distributed to secure compliance with one of the ratio tests, plus earnings thereon, not later than the last day of the following Plan Year. Distribution of the excess amounts shall be made in accordance with the following provisions.

The actual contribution ratio of the Highly Compensated Employee with the largest contribution ratio will be reduced by an amount necessary to satisfy the Actual Contribution Percentage test, or if less, to the actual contribution ratio of the Highly Compensated Employee with the next largest actual contribution ratio. The process shall be repeated until the Actual Contribution Percentage test is satisfied. The amount of the Excess Aggregate Contributions shall be equal to the sum of these hypothetical reductions multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.08). Distribution (or forfeiture, if applicable) of the Excess Aggregate Contributions shall be made on the basis of the respective amounts attributable to Highly Compensated Employees using the “dollar leveling method” beginning with the Highly Compensated Employee with the largest dollar amount and continuing in this manner until the total Excess Aggregate Contributions have been accounted for.

The determination and correction of Excess Aggregate Contributions shall be made in accordance with Code Section 401(m) and Regulations issued thereunder. Distributions may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Aggregate Contributions and income attributable thereto are distributed or forfeited within 2 1/2 months after the close of the Plan Year in which the Excess Aggregate Contributions were made, the Employer will be subject to a 10% penalty tax.

G.	Distribution or Forfeiture of Excess Aggregate Contributions. Excess Aggregate Contributions (and income allocable thereto) shall be deemed corrected only if such Excess Aggregate Contributions and their allocable income are designated as a distribution of Excess Aggregate Contributions (and allocable income) and are distributed to the appropriate Highly Compensated Employees (or if forfeitable, forfeited) after the close of the Plan Year in which the Excess Aggregate Contributions arose but before the close of the immediately following Plan Year. However, correction shall be deemed to have occurred if the entire Vested Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Aggregate Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Aggregate Contribution arises, such distributions shall be made after the termination of the Plan and before the close of the 12-month period immediately following such termination.

Forfeitures of Excess Aggregate Contributions shall be handled as set forth in Section 6.04.

The term “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of:

1.	the Aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

2.	The maximum Contribution Percentage Amounts permitted by the ACP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

Such determination shall be made after first determining Excess Elective Deferrals and then determining Excess Contributions.

H.	Allocation of Earnings to Excess Aggregate Contributions. Excess Aggregate Contributions shall be adjusted for any income or loss up to the date of distribution. Income or loss allocable to Excess Aggregate Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. If the safe-harbor method of allocating income or loss is elected, such income or loss allocable to Excess Aggregate Contributions shall be the sum of: (1) income or loss allocable to the Participant’s After-tax Contribution Accounts and Matching Contribution Account, (and, if applicable, qualified nonelective contribution account and before-tax contribution account) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year; and (2) 10 percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

I.	Definitions. For purposes of this Section 4.06, the following terms shall have the following meanings:

1.	Actual Contribution Percentage or ACP shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to a Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

3.	Contribution Percentage shall mean the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation for the Plan Year.

4.	Contribution Percentage Amounts shall mean the sum of the Employee Contributions and Matching Contributions (to the extent not taken into account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions. The Employer also may elect to use elective deferrals in the Contribution Percentage Amounts so long as the ADP test is met before the elective deferrals are used in the ACP test and continues to be met following the exclusion of those elective deferrals that are used to meet the ACP test.

5.	Eligible Participant shall mean any Employee who is eligible to make an after-tax employee contribution or a before-tax contribution (if such contributions are taken into account in the calculation of the Contribution Percentage), or to receive a Matching Contribution (including forfeitures). If an Employee Contribution is required as a condition of participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an Eligible Participant on behalf of whom no Employee Contributions are made.

6.	Employee Contribution shall mean any contribution made to the Plan by or on behalf of a Participant that is included in the Participant’s gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated.

7.	Matching Contribution shall mean an Employer contribution made to this or any other defined contribution plan on behalf of a Participant on account of an Employee Contribution made by such Participant, or on account of a Participant’s elective deferral, under a plan maintained by the Employer or Affiliated Company.

ARTICLE V — ALLOCATION OF GAINS AND LOSSES

AND LIMITATIONS ON ALLOCATIONS

Section 5.01. Allocation of Income and Loss. The allocation of the net income, loss, appreciation, or depreciation of the Trust Fund shall be determined as follows:

A.	General. A Participant’s Accounts shall be valued on each Valuation Date according to the basis of the separate assets in which the Participant’s Accounts are invested.

B.	Fair Market Value. The net appreciation or depreciation of the Trust Fund shall be determined based on the Trustee’s judgment of the fair market value of each asset of the Trust Fund.

Section 5.02. Limitations on Allocations.

A.	Annual Additions. Except to the extent permitted under Section 4.04.F. hereof and Code Section 414(v), the Annual Additions to a Participant’s Accounts for any Limitation Year shall not exceed the lesser of $40,000 (as adjusted in accordance with Subsection B. below) or 100% of the Participant’s Compensation (as defined in E.2. below) actually paid during the Limitation Year.

B.	Cost of Living Adjustments. The maximum dollar limitations specified in Subsection A. shall be adjusted in accordance with Regulations or other guidance prescribed by the Secretary, or his or her delegate, for increases in the cost of living in accordance with Code Section 415(d).

C.	Correction. The following provisions shall govern correction of excess Annual Additions.

1.	If, as a result of the allocation of forfeitures, a reasonable error in estimating Compensation, or under other limited facts and circumstances which the Commissioner of the Internal Revenue Service finds justify the availability of the rules of this Subsection, it is determined that the Annual Additions to a Participant’s Accounts for any limitation year will exceed the limitations contained herein, such Annual Additions shall be reduced to the extent necessary to bring them within the limitations of Subsection 5.02.A. in the following order:

a.	Any nondeductible employee contributions (plus net income or appreciation attributable thereto) made by a Participant which are considered Annual Additions shall be returned to the Participant.

b.	Any elective deferrals, within the meaning of Code Section 402(g)(3) (plus net income or appreciation attributable thereto), shall be distributed to the Participant to the extent that the distribution would reduce the excess amounts in the Participant’s Accounts.

c.	If matching contributions are attributable to the excess amount, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). For purposes of this Article, unmatched elective contributions will be treated as distributed before elective contributions which were matched.

d.	If there are no such nondeductible employee contributions or elective deferrals, or if their return is not sufficient to reduce Annual Additions within the limitations set forth herein, the excess amount shall be forfeited and held in a suspense account and used to reduce subsequent contributions as soon as possible.

2.	In the event the Plan should terminate and amounts are held at the time of termination in a suspense account established under this Section, those amounts held in the suspense account shall revert to the Company.

D.	Multiple Plans. In the event Annual Additions have been made to two or more defined contribution plans during the Limitation Year and a reduction is needed to come within the limitations of this Article V, the Annual Additions of such Participant under all plans shall be adjusted in accordance with uniform rules established by the Administrative Committee so that the Annual Additions do not exceed the maximum permissible amount.

E.	Definitions. For purposes of this Section, the following terms shall have the following meanings:

1.	Annual Additions means, for any Limitation Year, the sum of

a.	The contributions made directly or indirectly by Employer or an Affiliated Company to a defined contribution plan;

b.	Any forfeitures (as well as income attributable thereto);

c.	All employee contributions;

d.	Amounts allocated to an individual medical account, as defined in Code Section 415(1)(2), which is part of a defined benefit plan maintained by the Employer or an Affiliated Company and amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer or an Affiliated Company; and

e.	Allocations under a simplified employee pension.

The term Annual Additions does not include deductible employee contributions, catch-up contributions, rollover contributions, a transfer of assets made directly from a qualified retirement plan to the Plan, recontributed amounts pursuant to buy-back rights under cash-out rules, or repayments of loans. In addition, if in a particular Limitation Year, an Employer contributes an amount to a Participant’s Account with respect to a prior Limitation Year and such contribution is required by reason of such Participant’s rights under chapter 43 of title 38, United States Code, resulting from qualified military service, as specified in Code Section 414(u)(1), then such contribution is not considered an Annual Addition with respect to the Participant for that particular Limitation Year in which the contribution is made, but, in accordance with Code Section 414(u)(1)(B), will be considered an Annual Addition for the Limitation Year to which the contribution relates.

Salary reduction contributions shall be treated as contributions within the meaning of Paragraph 1.a. above, and contributions shall not fail to be Annual Additions under the foregoing provisions merely because such amounts are excess deferrals, excess contributions, or excess aggregate contributions, or merely because such excess amounts are corrected through distribution.

2.

Compensation means the wages, salaries, fees for professional services and other amounts received (without regarding to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan); amounts described in Section 104(a)(3), 105(a), and 105(h) of the Code, but only to the extent that these amounts are includable in the gross income of the Employee; the value of a nonqualified stock option granted to an Employee by the Employer, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; and, the amount includable in the gross income of an Employee upon making the election described in Section 83(b). The term Compensation shall not include amounts contributed to a deferred compensation plan; contributions to a simplified employee pension plan, to the extent deductible; any distribution from a deferred compensation plan (regardless of whether such amounts are includable in the gross income when distributed); amounts realized from the exercise of a nonqualified stock option, or, when restricted stock or property held by the Employee becomes freely transferable, amounts realized from disposition of stock acquired under a qualified stock option; premiums for group term life insurance (to the extent the premiums are not includable in gross income); or, contributions toward the purchase of a Code Section 403(b) annuity contract or any of the following: reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits. With respect to a person who is an “employee” within the meaning of Section 401(c)(1) of the Code, Section 415 Compensation shall mean that Employee’s earned income as described in Section 401(c)(2) of the Code. For purposes of this paragraph, Section 415 Compensation shall include foreign earned income (as defined in Section 911(b)), whether or not excludable from gross income under Section 911.

The term 415 Compensation shall include any elective deferral under Code Section 401(g)(3) of the code and any amount which is contributed or deferred by the Employer at the election of an Employee and which is not includable in gross income under Sections 125, 132(f)(4) or 457 of the Code.

3.	Limitation Year means the calendar year.

ARTICLE VI — DISTRIBUTIONS AND VESTING

Section 6.01. Normal Retirement Benefits. Each Participant who is employed by the Employer or an Affiliated Company on the date such Participant attains his or her Normal Retirement Age shall be fully (100%) Vested. A Participant who has a Severance from Service (for a reason other than death) on or after the attainment of Normal Retirement Age shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. The normal retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant shall be paid to the Participant’s Beneficiary.

Section 6.02. Disability Benefits. A Participant who has a Severance from Service (for a reason other than death) prior to the attainment of Normal Retirement Age by reason of a disability shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. A Participant will be considered disabled if the Participant is eligible to receive Social Security disability benefits.

If the Participant received a distribution of the Vested portion of the Participant’s Account (which portion was less than the full (100%) Vested value) and the Administrative Committee subsequently determines that the Participant incurred a Severance from Employment by reason of a disability as aforesaid, the amount of the Participant’s Retirement Income Savings Program Account which was forfeited, if any, shall be restored, without adjustment for gains and losses, to the Participant’s Retirement Income Savings Program Account and the Participant shall become fully (100%) vested in the restored amount. The restoration shall be derived from a reduction in forfeitures, or if insufficient, a special Employer contribution.

The Administrative Committee retains the right to make a determination whether Participant is or is not disabled, including the degree and permanency of the disability.

The disability retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant shall be paid to the Participant’s Beneficiary.

Section 6.03. Death Benefits. In the event a Participant has a Severance from Service by reason of death, the Participant’s Beneficiary shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts.

Section 6.04. Other Terminations. A Participant who has a Severance from Service which constitutes a severance from employment for a reason other than that described in Sections 6.01, 6.02, or 6.03 shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the Vested value of the Participant’s Retirement Income Savings Program Account and the full (100% Vested) value of each of the Participant’s other Accounts. The Vested benefits of a Participant described in this Section who dies after terminating employment but prior to the completion of payment (including the commencement of payment) shall be paid to the Participant’s Beneficiary.

A.	Vested Percentage. The Vested value of a Participant’s Retirement Income Savings Program Account shall be determined in accordance with the following:

Years of Vesting Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing, each Participant who performed an Hour of Service before January 1, 2007, shall be fully (100%) vested in such Participant’s Retirement Income Savings Program Account if such Participant performs an Hour of Service on or after January 1, 2007.

B.	Forfeiture. Upon a Severance from Service, forfeiture of a Participant’s nonvested Retirement Income Savings Program Account shall occur upon the earlier of (i) the date of a complete distribution of the Participant’s entire Vested benefit, (ii) when the Participant incurs a Period of Severance of five (5) consecutive years or (iii) death of the Participant. The forfeiture of a Participant’s nonvested Account balance in the event a Participant had no Vested interest in this Plan (and hence no distribution is to be made) shall occur at the time a distribution would have been made to the Participant had the Participant been entitled to any distribution with no right to defer the distribution by withholding his or her consent. If a distribution is deferred under provisions of the Plan granting the Participant the right to defer distribution, a forfeiture occurs, and the Participant shall become reemployed before distribution of his or her nonforfeitable Accounts and again participates in the Plan, the Account balances which were not forfeited shall be maintained in a separate Account for the Participant from the post-break Accounts.

Forfeitures declared for a Plan Year from the Retirement Income Savings Program Accounts of Participants shall, as determined by the Administrative Committee in its sole discretion, be used to make restoration under Section 6.02 or 6.04.C., defray plan expenses or used to reduce the funding of the Employer’s matching contribution pursuant to Section 4.03 and/or retirement income savings program contributions pursuant to Section 4.02 not later than the last day of the Plan Year following the Plan Year in which the forfeiture occurs.

C.	Reemployment. If a Participant is not fully (100%) Vested in the Participant’s Retirement Income Savings Program Account at the time he or she incurs a Severance from Service and such person resumes employment with Employer or an Affiliated Company during the Applicable Repayment Period, then the following rules apply:

1.

If such Participant was Vested in any portion of the Participant’s Accounts and received no distribution by reason of the previous Severance from Service, the full amount of his or her Accounts, adjusted for gains and losses properly allocable thereto under other provisions of this Plan, shall continue to be allocated to the Participant. In the case of a Participant who incurred a Severance from Service at a time when the Participant had no Vested interest in this Plan and hence received no distribution, the Participant’s Accounts which were forfeited shall be restored to their value at the time of the forfeiture.

2.	If such Participant received a distribution by reason of the previous Severance from Service, but contributes back to the Trust Fund an amount equal to the previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, then as of the end of the Plan Year in which such repayment occurs, an amount equal to the amount previously forfeited from the Participant’s Retirement Income Savings Program Account, together with the amount of such repayment, shall be allocated to the Participant’s Accounts. The amount not repaid by the Participant shall be derived from a reduction in forfeitures for the year, or if insufficient, the Employer will make a contribution by the last day of the Plan Year in which repayment occurs.

If such Participant received a distribution by reason of the previous Severance from Service and fails to contribute back to the Trust Fund an amount equal to such previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, the right of such Participant to the restoration of such Participant’s Retirement Income Savings Program Account shall expire.

3.	For purposes of this Subsection, the term “Applicable Repayment Period” means the earlier of five years after the date on which the Participant first resumes employment with the Employer or an Affiliated Company or the date on which the Participant incurs a Break in Service following the date of distribution (or deemed distribution). The period for repayment and the right of restoration under this Section shall automatically be reduced to any shorter period as shall be permitted by rulings or Regulations and shall, in all events expire upon the death of the Participant or upon termination of this Plan.

Section 6.05. Commencement of Benefits. The payment of benefits under the Plan shall commence in accordance with the following Subsections:

A.	General. The payment of a Participant’s Accounts as a result of a Severance from Service shall commence as soon as administratively practicable after the Participant’s Normal Retirement Date, provided, that a Participant (or Beneficiary of a deceased Participant) may elect to receive a distribution of the Participant’s Vested Accounts prior to that time by requesting a distribution in the manner provided by the Administrative Committee. Distribution shall be made as soon as administratively practicable after the Administrative Committee receives and approves the Participant’s properly completed distribution request.

B.	Overriding Rules. A Participant’s Accounts must be paid or commence to be paid not later than 60 days after the Plan Year in which the Participant attains Normal Retirement Age or has a Severance from Service, whichever is later, provided, however, that a Participant whose Vested Accounts exceed $1,000 may elect to delay payment of such Participant’s Accounts until the Participant’s required beginning date (see Section 6.09). Notwithstanding the general rules set forth above, in the event distributions are unable to be made (e.g. black out period for changes in investment options) or if an impediment to making distributions exists (e.g. securities law issue) distributions may be delayed until distributions are again able to be made or the impediment is resolved. Further, if a Participant is rehired before payment of the Participant’s Vested Accounts, no distribution shall be made and the Participant shall be deemed not to have incurred a Severance from Employment.

C.	Amount of Distribution. The amount of any distribution to a Participant or Beneficiary shall be based on the value of the Participant’s Accounts as of the date on which payment is made.

Section 6.06. Methods of Distribution. Distributions shall be made in one lump sum payment.

Section 6.07. Small Amounts. Notwithstanding anything to the contrary, if a Participant’s Vested Accounts do not exceed $1,000, a lump sum cash distribution of the Participant’s Vested Accounts shall be made as soon as administratively practicable after the Participant’s Severance from Employment.

Section 6.08. Hierarchy of Distribution. The Administrative Committee may, from time to time establish a hierarchy for distributing a Participant’s Vested Accounts.

Section 6.09. Minimum Distributions. The provisions of this Section shall supersede and override any conflicting or inconsistent provision of the Plan, including, without limitation, any distribution option inconsistent with the provisions of Code Section 401(a)(9). All distributions from the Plan shall be made in accordance with Code Section 401(a)(9) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Regulations.

A.	Distributions Commencing During Lifetime. The entire interest of each Participant shall be distributed not later than the Participant’s Required Beginning Date. If additional amounts are credited to a Participant’s Account after the Participant’s Required Beginning Date, such amounts shall be distributed not later than December 31 of the immediately following Plan Year.

B.	Distributions Commencing After Death. If a Participant dies before the Participant’s Required Beginning Date, payments shall be made to the Participant’s Beneficiary not later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death.

C.

Required Beginning Date. The term Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that the preceding clause (ii) shall not apply to any Participant who is a 5% owner during the Plan Year in which the Participant attains age 70 1/2.

Section 6.10. Beneficiary Designation. Any Participant (or Beneficiary) may from time to time designate, in writing, any person or persons, entity or entities, contingently or successively, to whom the Trustee shall pay the Participant’s Accounts in the event of death. The Administrative Committee shall prescribe the form for the written designation of a Beneficiary or Beneficiaries and, upon the Participant’s filing the form with the Administrative Committee, it shall revoke all designations filed prior to that date by the same Participant or Beneficiary.

Notwithstanding the foregoing, in the case of a Participant who is married as of the date of death, the Beneficiary of such Participant shall be the Participant’s surviving Spouse, unless the surviving Spouse has consented in writing to a different Beneficiary, in whole or in part, on a form provided by the Administrative Committee for such purpose. The consent of the Spouse may expressly permit future designations by the Participant without any requirement of further consent as to the identity of the Beneficiary or method of payment. Such consent form shall acknowledge the effect of such election and be witnessed by a plan representative or notary public. Any consent by a Spouse shall be effective only with respect to such spouse.

If a Participant (or Beneficiary) fails to name a Beneficiary or if the Beneficiary named by such person predeceases him or her or dies before complete distribution of the Participant’s Vested Accounts and such person has not provided for payment of his or her remaining Vested Account balance, the Participant’s Account shall be paid to the Participant’s (or Beneficiary’s) surviving Spouse; or if the Spouse fails to survive the Participant (or Beneficiary), the Participant’s Accounts shall be paid to the Participant’s (or Beneficiary’s) children, per stirpes; or if the Spouse and children fail to survive the Participant (or Beneficiary), the Participant’s Accounts shall be paid to the Participant’s (or Beneficiary’s) estate.

Section 6.11. Withdrawals (Prior to Severance from Service). A Participant may elect to obtain a withdrawal from such Participant’s Accounts in accordance with the following provisions and rules prescribed by the Administrative Committee.

A.	Hardship. A Participant may obtain a hardship withdrawal from the Participant’s Vested Accounts (but not any earnings attributable to a Participant’s before-tax salary reduction contributions) by filing a request with the Administrative Committee on such form and in such manner as the Administrative Committee may prescribe for such purpose and by showing that the withdrawal is necessary in light of the Participant’s immediate and heavy financial need and for the purpose of:

1.	Alleviating financial hardship arising from medical expenses, as described in Code Section 213(d), previously incurred by, or necessary for, the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

2.	Purchase of a principal residence by the Participant (excluding mortgage payments).

3.	Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, the Participant’s children, or the Participant’s dependents (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

4.	Preventing eviction from, or foreclosure upon, the Participant’s principal residence.

5.	Payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents (as defined in Code Section 152, determined without regard to subsection (d)(1)(B) thereof).

6.	Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of the Participant’s adjusted gross income).

7.	Any amount necessary to pay any Federal, state or local income tax or penalty reasonably anticipated to result from hardship distribution.

8.	Any other circumstance specifically permitted under Code Section 401(k)(2)(B)(i)(IV).

The minimum withdrawal shall be $250.

A hardship withdrawal may be made only if the Administrative Committee determines that the Participant has an immediate and heavy financial need. A distribution will be necessary to satisfy a financial need of the Participant only if the following requirements are satisfied:

•	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant; and

•

The financial need may not be relieved from other sources reasonably available to the Participant. For this purpose, a Participant’s resources include assets of his or her spouse and minor children that are reasonably available to the Participant. For this purpose, an immediate and heavy financial need may be treated as not capable of being relieved from other resources that are reasonably available to the Participant, if the Administrative Committee reasonably relies upon the Participant’s representation that the need cannot be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

(b)	By liquidation of the employee’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)	By cessation of elective contributions or employee contributions under the Plan for at least twelve (12) months after receipt of the withdrawals.

(d)	By other currently available distributions and nontaxable (at the time of the loan) loans, under plans maintained by the Employer or by any other employer; or

(e)	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

•

A Participant who is granted a hardship withdrawal shall have such participant’s salary reduction contributions reduced to 4% (or such lesser percentage as the Participant may designate) and such percentage may not be increased for 6 months commencing with the first payroll following the date of the withdrawal from the Plan.

B.

Age 59 1/2 In-Service Withdrawal. Any Participant who has attained at least age 59 1/2 may withdraw all or any portion of the Participant’s 401(k) and/or Matching Accounts by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

C.	After-Tax Account. A Participant may elect to withdraw all or any portion of the Participant’s After-Tax Account by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

D.	Rollover Account. A Participant may elect to withdraw all or any portion of the Participant’s Rollover Account by filing a written request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

E.	Five Years of Service. A Participant who has a Period of Service of at least five years may elect to withdraw all or any portion of the Participant’s Matching Account. This subsection E. shall apply only to that portion of the Participant’s Matching Account attributable to matching contributions made while the Participant was covered under the provisions of a collective bargaining agreement. The minimum withdrawal shall be $250.

F.	Retirement Income Savings Program Account. No in-service withdrawals shall be permitted from a Participant’s Retirement Income Savings Program Account.

G.	Hierarchy of Withdrawals. The Administrative Committee may from time to time establish a hierarchy for Participant withdrawals.

H.	Timing of Withdrawal. Withdrawals under this Section 6.11 shall occur as soon as administratively practicable after the Administrative Committee approves the withdrawal request.

Section 6.12. Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary, a Distributee may elect, subject to the provisions of this Section to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The Administrative Committee shall provide each Distributee, no less than 30 days and no more than 90 days before the distribution is made, a written explanation of the direct rollover rules of Code Section 401(a)(31). Distribution may commence less than 30 days after the required notice is given if (i) the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution and (ii) the Participant, after receiving the notice, affirmatively elects a distribution.

For purposes of this Section 6.12, the following provisions also shall apply:

A.	Automatic Rollover. In the event the Administrative Committee elects to make a mandatory distribution greater than $1,000, if a Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Administrative Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrative Committee.

B.	Direct Rollover means the payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

C.	Distributee means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

D.

Divided Distributions means that Distributee may elect to have a portion of his or her Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover and to have the remainder of that distribution paid to the Distributee; provided, that if the Distributee elects to have only a portion of an Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover, that portion must equal at least

$500 (or such lesser amount as the Administrative Committee may establish). If the entire amount of the Eligible Rollover Distribution is $500 (or such lesser amount as the Administrative Committee may establish), the Distributee is not permitted to divide the distribution.

E.	Eligible Retirement Plan means (i) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (ii) an individual retirement account described in Code Section 408(a); (iii) an individual retirement annuity described in Code Section 408(b); (iv) an annuity plan described in Code Section 403(a); (v) an annuity contract described in Code Section 403(b); or a qualified plan described in Code Section 401(a) that accepts rollover contributions. This definition of “Eligible Retirement Plan” also shall apply in the case of a distribution to a surviving spouse and in the case of a distribution to a spouse or former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)).

F.	Eligible Rollover Distribution means the distribution of all or any portion of the balance to the credit of the Distributee, except that such term does not include the following: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); and effective for Plan Years commencing after December 31, 1998 (or such later date as provided by the Secretary), any hardship distribution as described in Code Section 401(k)(2)(B)(i)(IV).

A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b) or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

The Administrative Committee may elect not to permit a Distributee to elect a Direct Rollover of his or her distributions during a Plan Year if such distributions are reasonably expected to total less than $200 (regardless of whether such distributions might qualify as Eligible Rollover Distributions).

ARTICLE VII — ADMINISTRATION

Section 7.01. Committees. The Company has appointed an Administrative Committee to oversee the general operation of this Plan and an Investment Committee to monitor Plan investments (Section 8.02) and to establish a funding policy and method (Section 7.05). All Committee members shall serve at the pleasure of the Company. Both the Administrative and Investment Committees shall act by a decision of a majority. When the membership of the Administrative and/or Investment Committees are an even number and a majority decision cannot be obtained, the Company shall decide the issue. Notwithstanding the foregoing, each Committee may empower any member of their Committee or such other person or persons as they may designate to act on their behalf, such authorization to remain in effect until revoked. A dissenting member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other members of his or her Committee, shall not be responsible for any such action or failure to act.

Section 7.02. Committee Duties. The general duties and powers of the Administrative Committee and the Investment Committee are as follows:

A.	Administrative Committee. The general administration of this Plan shall be under the supervision of the Administrative Committee. It shall be a principal duty of the Administrative Committee to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. Benefits under this Plan will be paid only if the Administrative Committee decides in its sole discretion that the applicant is entitled to them. The Administrative Committee shall have full power to administer this Plan in all of its details except for those powers allocated herein to the Investment Committee. For this purpose, the Administrative Committee’s powers include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:

1.	Determine in its sole and absolute discretion the eligibility of any individual to participate in this Plan and of any individual to receive benefits under this Plan;

2.	Make discretionary interpretations regarding the terms of this Plan, and make factual findings with respect to any issue arising under the Plan, its interpretations to be final and conclusive;

3.	Compute the amounts payable for any Participant or other person, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

4.	Review and render decisions respecting such claims under this Plan;

5.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

6.	Appoint such agents, advisors and consultants, or other persons as the Plan Administrator deems advisable to assist in administering this Plan provided that any change that would impact the investments of the Plan must be agreed to by the Investment Committee;

7.	Allocate and delegate its responsibilities under this Plan and designate other persons to carry out any of its responsibilities under this Plan;

8.	Be responsible for all reporting and disclosure requirements for this Plan under the law;

9.	Receive from the Company, Employers, Employees, Participants and other persons such information as shall be necessary for the proper administration of this Plan;

10.	Furnish to the Company upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

11.	Maintain all records of this Plan.

B.	Investment Committee. The administration of the Plan’s investments shall be under the control and supervision of the Investment Committee. The Investment Committee shall have full power to administer all items relating to the Plan’s investments. For this purpose, the Investment Committee’s duties and powers shall include, but shall not be limited to, the following:

1.	Periodically review the performance of the Plan’s investments;

2.	Appoint or remove the Trustee(s);

3.	Establish a funding policy and method pursuant to Section 7.05; and

4.	Select investment funds and/or options in accordance with Section 8.02.

Section 7.03. Named Fiduciary. The Company shall be the “named fiduciary” for purposes of this Plan and Section 402(a)(1) of ERISA.

Section 7.04. Resignation and Removal. A Committee member may resign or may be removed by the Company at any time, with or without cause. Upon such resignation or removal, any successor Committee member shall be appointed by the Company.

Section 7.05. Funding Policy and Method. The Investment Committee shall establish a funding policy and method consistent with the objectives of the Plan. The funding policy and method, as so determined, shall be communicated to the Trustee and the Administrative Committee.

Section 7.06. Bonding. Plan personnel shall be bonded to the extent required by ERISA. Premiums for bonding may, in the sole discretion of Employer, be paid, in whole or in part, from the Trust Fund. Premiums may also be paid, in whole or in part, by Employer. Employer may provide, by agreement with any person, that the premium for required bonding shall be paid by that person.

ARTICLE VIII — IDA’s AND PLAN LOANS

Section 8.01. General. All sums of money and all securities and other property contributed under the Plan by an Employer or any Participant shall be contributed to the Trustee. In addition to the rights reserved under the terms of the Trust and this Plan, the Investment Committee may execute trust agreements with one or more additional Trustees if, in its sole judgment, it would be in the best interests of the Participants and their Beneficiaries to have the Trust Fund held, managed, and invested by additional trustees.

Section 8.02. Investment Funds. The Investment Committee may, at any time, and from time to time, establish or designate investment accounts or funds (hereinafter “Fund” or “Funds”) or other investment options for the investment of monies under this Plan. The Administrative Committee may also supplement the rules of this Section by adopting written procedures concerning the maintenance of the individually directed accounts (sometimes hereinafter referred to as “IDA’s”). If investment funds or other investment options are established, each Participant (and present interest Beneficiaries) shall invest his or her Accounts in one or more of the Fund(s) or other investment options so offered. In the event any Participant (or present interest Beneficiaries) fails or refuses to make a designation among the Fund or Funds or other investment options so established, the Administrative Committee may identify an investment Fund or Funds and such individual will be deemed to have elected to invest his or her Account in such Fund or Funds. A Participant (and present interest Beneficiaries) shall at all times have the right and obligation to direct the investment of his or her Accounts in the fund or funds so established. The following provisions shall also apply:

A.

General. Each Participant (and present interest Beneficiary) shall have the exclusive right to direct the Trustee from time to time with respect to the investment of the assets of the Participant’s Account. The Trustee (or a designee) shall promptly comply with all investment directions of the Participant (or present interest beneficiary), as long as these directions are clearly stated (in writing, or otherwise, with an opportunity for written confirmation of such instructions), provided that compliance with such direction would not (i) cause the Plan to engage in a prohibited transaction; (ii) be inconsistent with the terms of the Plan Trust, ERISA, or any legal or other limitation (e.g. frequent trading policy); or, (iii) jeopardize the Plan’s qualified status. The Trustee may require that all instructions to be provided in a manner that is acceptable to the Administrative Committee or Trustee. The Participant (or a present interest Beneficiary) shall be required to promptly (and in all events within 60 days) notify the Administrative Committee of any errors or discrepancies in such person’s Account. Failure to notify the Administrative Committee shall be deemed to constitute acceptance. Other than for compliance with the restrictions contained herein, no person shall have the right or the duty to inquire into the propriety of any Participant’s (or where applicable, a present interest Beneficiary’s) investment direction or the effect it might have on such person. Subject to the Investment Committee’s right to change, eliminate, modify, or alter investment funds or options under this Plan, any person’s investment direction shall be deemed to be continuing until revoked or modified by a subsequent direction, notwithstanding the occurrence of any event or other development of which the Trustee, Administrative Committee, Investment Committee, Company, Employer,

Administrative Committee or other person has, or should have, knowledge. The Company, Administrative Committee, Investment Committee, Employer, Administrative Committee, Trustee, or any other person or fiduciary shall not be liable or responsible for any loss or to any Participant or present or future Beneficiary by reason of: (1) any sale or investment made or other action taken pursuant to and in accordance with the direction (or deemed direction) of any Participant (or present interest Beneficiary, where applicable), or (2) the acquisition or retention of any asset, including cash, pursuant to a Participant’s direction (or present interest Beneficiary, where applicable).

Participants who were employed by the Employer as of the closing date of the sale of Raytheon Aircraft Acquisition Company and who become Participants in this Plan shall be deemed, in the absence of a contrary election, to have elected to invest such Participant’s Accounts in the same manner as the Participant’s election under the Raytheon Savings and Investment Plan on the day before the closing date, provided that the Investment Committee may designate on or more funds which shall automatically be substituted for any election to invest in Raytheon Common Stock.

B.	Collectibles. No investment under this Section shall be made in any “collectible.” The term “collectible” means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage, or any other tangible personal property specified by the Secretary for purposes of Code Section 408(m).

C.	Costs and Fees. All costs, fees, and expenses associated with Participant’s Account or in carrying out a Participant’s (or present interest Beneficiary’s) directions (including without limitation cost, fees and expenses of education and individual account direction) may be charged to the Participant’s Accounts under procedures established by the Investment Committee.

D.	Administration. The Investment Committee may, from time to time, promulgate uniform rules for the efficient administration of investments under the Plan, including compliance with ERISA Section 404(c), and rules relating to elections and/or election changes. This may include, but shall not be limited to, situations in which there is a change in investment funds or options and the Investment Committee shall have the rights to promulgate rules for the efficient handling of fund changes, including without limitations that Accounts may only be invested in certain funds or options, rules relating to black-out periods, and that investments may be mapped to similar investment funds or options.

Section 8.03. Participant Loans. The Trustee, upon direction from the Administrative Committee, may lend to a Participant or a present interest Beneficiary an amount not in excess of the lesser of (i) 50% of the Participant’s nonforfeitable accrued benefits; or, (ii) $50,000 reduced by the excess (if any) of the highest outstanding balance during the immediately preceding one year period ending on the day before the loan is made over the outstanding balance on the day before the loan is made. Notwithstanding anything to the contrary, a Participant’s Retirement Income Saving Program Account shall not be taken in account in computing the foregoing limitations or used to make a loan. For purposes of the above limitations, all loans from all plans of the Employer and other members of the group of Employers described in Code Section 414(b), (c), and (m) are aggregated.

The Administrative Committee may establish procedures and policies which are not contained within this document with respect to the operation of the loan program so long as such procedures and policies are contained in a document which constitutes a part of this Plan.

The following provisions shall also apply:

A.	Application. Application for such loan shall be made to the Administrative Committee, setting forth the amount of the loan requested and the manner in which the loan is proposed to be repaid. Loans from this Plan may be restricted or limited (or for certain specified purposes) as the Administrative Committee may from time to time prescribe.

Application for a loan shall be approved or disapproved based upon factors which would be considered by a commercial lender in a normal commercial setting. Such factors will include the borrower’s ability to repay the loan, financial need, and credit worthiness of the applicant. In all events, the Administrative Committee has the right to disapprove a loan application if the Administrative Committee believes the loan cannot be repaid in a timely manner. The initial term of the loan must be for at least 12 months and no loan shall be made to any applicant unless the Participant’s Vested Account balance equals or exceeds $1,000 (i.e. minimum loan is $500) and the Participant consents to payroll withholding deductions sufficient to repay the loan. Except as provided in Subsection J. below, a Participant may only have two loans outstanding at anytime.

B.	Security. Each loan shall be adequately secured by the assignment of not more than 50% of the Participant’s nonforfeitable Accounts and the Participant shall execute a collateral promissory note for the amount of the loan, plus interest, payable to the order of the Trustee, or other legally enforceable agreement (the terms and provisions of which shall be determined by the Administrative Committee). In addition to the foregoing security, the Participant shall be required to give such additional security, if any, as may be determined to be necessary for the Plan to be adequately secured. In determining whether additional security is necessary, consideration shall be given to the applicant’s creditworthiness and ability to repay the loan.

C.	Repayment. The period of repayment for any loan shall not exceed five years (fifteen years in the case of a loan used to acquire a dwelling which is to serve as the Participant’s principal residence) and the repayment schedule shall be in multiples of whole years (e.g. 1, 2, 3, etc. years). All loan repayments must be made in cash. All loans must be repaid in substantially equal payments with payments being made not less frequently than quarterly over the term of the loan, except as follows:

1.	Leave of Absence. Unless otherwise provided in the loan procedures, the level amortization requirement of this Section 8.03.C. does not apply for a period, not longer than one year (or such longer period as may apply under Code Section 414(u) and paragraph 2. hereof), that a Participant is on a bona fide leave of absence, either without pay from the Employer or at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan. However, the loan (including interest that accrues during the leave of absence) must be repaid by the latest permissible term of the loan, and the amount of the installments due after the leave ends must not be less than the amount required under the terms of the original loan.

2.	Military Service. In accordance with Code Section 414(u)(4), suspension of the obligation to repay a loan for any part of a period during which a Participant is performing service in the uniformed services (as defined in 38 U.S.C. chapter 43), whether or not qualified military service, shall not be taken into account for purposes of Code Section 72(p) or this Section 8.03.C. Thus, such suspension shall not cause the loan to be deemed distributed even if the suspension exceeds one year and even if the term of the loan is extended. However, the loan will not satisfy the repayment term requirement and the level amortization requirement of this Section 8.03.C., unless loan repayments resume upon the completion of such period of military service and the loan is repaid thereafter by amortization in substantially level installments over a period that ends not later than the latest permissible term of the loan.

Payments are due on the date specified in the promissory note. A Participant, however, shall be entitled to a cure period as follows: a late payment shall not constitute a default under the promissory note if the installment payment is made not later than the last day of the calendar quarter following the calendar quarter in which the required installment was due.

In the event that a loan is outstanding upon the Participant’s Severance from Service, the Participant will be given the option of continuing to repay the outstanding loan.

Loan repayments shall be allocated in accordance with the Participant’s most recent investment election on file with the Administrative Committee.

Prepayment of any loan may be made in full or in part at anytime.

D.	Interest. Each loan shall bear a reasonable rate of interest commensurate with the interest rates charged under similar circumstances by persons in the business of lending money. The rate of interest shall be fixed by the Administrative Committee, who shall give consideration to the amount of the loan, the terms and timing of the loan, the general economic conditions, and the level of interest rates being charged generally at the time the loan is approved.

E.	Nondiscrimination. The Administrative Committee shall not discriminate among Participants in approving and making loans, in the time and manner of their repayment, or in the interest rate to be charged, although interest rates may vary from loan to loan as provided above.

F.	Separate Account/Default. A loan to a Participant shall not be treated as a general asset of the Trust Fund but shall instead be treated as a separate investment of the Participant’s Accounts unless otherwise provided in the procedures established by the Administrative Committee. Interest paid with respect to any loan treated as a separate investment of the Participant’s Accounts shall be credited to the Participant’s Accounts when received by the Trustee.

G.	Cost and Expenses. All costs and expenses associated with a Participant’s loan, including Trustee’s fees, may be charged to the Participant’s separate account.

H.	Default. In the event of default, the security pledged for the loan will be preserved. No set-off or forfeiture of any Account balance due to the assignment provided in Subsection B. above shall be realized until such time as there is a distributable event.

I.	Consent. Where required by applicable law or the Administrative Committee determines that spousal consent should be obtained, no loan shall be made or renewed by any Participant unless the Participant and, where applicable, the Participant’s Spouse (if any) consents in advance of the loan to the making of such loan and, in the event of default, to the reduction of the Participant’s Accounts which have been pledged as security to such loan without further Participant or spousal consent. For purposes of satisfying the consent requirements of the preceding sentence, the Plan shall obtain written consent within the 90-day period before the making of the loan in such manner as the Administrative Committee may prescribe. For purposes of this Section 8.03, the renegotiation, extension, renewal, or other revision of a loan shall be subject to the requirements of this Section.

J.	Grandfather. Notwithstanding the foregoing provisions, any outstanding loans made prior to a merger or transfer of assets into this Plan shall remain authorized if made under the provisions of the prior plan (including a provision that a Participant may have more than two outstanding loans). Any subsequent loans shall be subject to terms and provisions of this Section 8.03 (e.g. no additional loans may be taken until the Participant has less than two outstanding loans).

K.	Call Provisions. The Administrative Committee shall have the right to call any outstanding loan due and payable at any time, including without limitation upon a Participant’s Severance from Employment or termination or partial termination of this Plan.

L.	USERRA. Loan payments will be suspended under this Plan as permitted under Code Section 414(u)(4).

M.	Hierarchy. The Administrative Committee may from time to time establish a hierarchy or ordering rules for the making of Plan loans and the repayment thereof.

ARTICLE IX — AMENDMENT AND TERMINATION

Section 9.01. Right to Amend. The Company, by action of its governing body (or duly authorized delegate), reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan, in whole or in part, and any such modification, alteration, or amendment shall be binding upon any adopting Employer, Employees, Participants, any Beneficiaries and all other persons, provided, however, that the Company’s V.P. of Human Resources or his or her delegate may make minor ministerial amendments or may amend the Plan for changes required to keep the Plan in compliance with current laws. No amendment shall operate to divest the Vested interest of any Participant, except to the extent that such amendment is permitted or is necessary in order for the Plan to qualify under Section 401 of the Code. All amendments to this Plan shall be in writing.

Section 9.02. Termination of Plan. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan, for any given length of time and may at will and at any time discontinue or terminate this Plan in whole or in part without liability. Upon a complete discontinuance of contributions or upon a complete or partial termination of this Plan, each affected Participant shall be fully (100%) Vested in such Participant’s Accounts. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees.

ARTICLE X — CLAIMS PROCEDURE

Section 10.01. Claims. Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Article and procedures established by the Administrative Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits, whether made by a Participant or other person, shall be in writing addressed and delivered to the Administrative Committee at the Administrative Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Administrative Committee.

Section 10.02. Claims Review. If a claim is wholly or partially denied, the Administrative Committee shall, within a reasonable period of time not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the Administrative Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits) and shall indicate the special circumstances that require the extension of time and the date by which the Administrative Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Administrative Committee may determine that, due to matters beyond the control of the Plan, a second 30-day extension is necessary. In such case, the Administrative Committee shall notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Administrative Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

D.	An explanation of the claim review procedure set forth in Sections 10.03 and 10.04 below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

Section 10.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days (180 days in the case of a claim involving disability benefits) within which to appeal an adverse benefit determination to the Administrative Committee. During the pendency of the review, the following provisions shall apply:

A.	The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim to the Administrative Committee; and

B.	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other relevant information relating to the claim for benefits.

Section 10.04. Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal. If the Administrative Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period, and shall indicate the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this Section 10.04, in the case of a claim involving disability benefits, 45 days shall apply instead of 60 days. The Administrative Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records, and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based;

C.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

Section 10.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Administrative Committee, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X shall be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XI — TOP HEAVY PLAN

Section 11.01. General. The provisions of this Article will become effective for any Plan Year in which the Plan is “top heavy,” as that term is defined in this Article. If the Plan is top heavy for a Plan Year, the provisions of this Article will control over other Plan provisions to the extent the provisions of this Article are inconsistent with such other Plan provisions.

Section 11.02. Top Heavy Plan Determination.

A.	Top Heavy Test. The Plan will be considered “top heavy” for any Plan Year if, as of the Determination Date for that Plan Year, the aggregate of the accounts of Key Employees under the Plan exceeds 60% of the aggregate of the accounts of all Employees under the Plan. The Plan also will be considered “top heavy” for any Plan Year if the Plan is required to be aggregated with one or more plans pursuant to Section 11.04 and (i) the sum (as of the Determination Date) of (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such aggregation group, and (b) the aggregate of the accounts of Key Employees under all defined contribution plans included in such aggregation group, exceeds (ii) 60% of a similar sum determined for all Employees.

B.	Accrued Benefits and Account Balances. For purposes of determining the present values of accrued benefits and the amounts of account balances of Participants as of a Determination Date, the following provisions shall apply:

1.	The present value of an accrued benefit and the amount of an account balance of a Participant as of the Determination Date shall be increased by the distributions made with respect to a Participant under the Plan (and any plan aggregated with the Plan pursuant to Section11.04) during the 1-year period ending on the Determination Date. The preceding sentence also shall apply to distributions under a terminated plan that, had it not been terminated, would have been required to be aggregated with the Plan under Section 11.04. In the case of a distribution made for a reason other than Severance from Employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

2.	Except to the extent provided in Regulations, any rollover contribution (or similar transfer) initiated by an Employee and made after December 31, 1982 to a plan shall not be taken into account with respect to the transferee plan for purposes of determining whether such plan is top-heavy (or whether any aggregation group that includes such plan is a top-heavy group, as defined in Code Section 416(g)(2)).

3.	If an individual is a Non-Key Employee with respect to a plan for any plan year but such individual was a Key Employee with respect to such plan for any prior plan year, any accrued benefit for such individual and/or account of such individual shall not be taken into account.

4.	If any individual has not performed services for the employer maintaining a plan at any time during the 1-year period ending on the Determination Date, any accrued benefit for such individual and/or account of such individual shall not be taken into account.

5.	The accrued benefit of any employee (other than a Key Employee) shall be determined (i) under the method that is used for accrual purposes for all plans of the employer, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

Section 11.03. Definitions. For purposes of this Article the following terms shall have the following meanings:

A.	Key Employee is any Employee or former Employee (and the Beneficiaries of such Employee) who, at any time during the determination period, was:

1.	An officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(l)); provided, that, no more than 50 Employees (or, if less, the greater of 3 or 10% of the Employees) shall be treated as officers of the Employer;

2.	A 5% owner of the Employer; or

3.	A 1% owner of the Employer who has an annual compensation of more than $150,000.

For purposes of the foregoing, annual compensation means compensation as defined in Section 5.02.E.2. (so-called Section 415 compensation). The determination period is the Plan Year containing the Determination Date. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the Regulations thereunder. An Employee who is not a Key Employee (and Beneficiaries of that Employee) is a Non-Key Employee.

B.	Determination Date means, for any Plan Year, the last day of the immediately preceding Plan Year. In the case of a Plan’s initial Plan Year, the last day of the initial Plan Year shall be considered the Determination Date for that Plan Year.

C.	Valuation Date is the last day of the immediately preceding Plan Year.

Section 11.04. Aggregation of Plans. For purposes of Section 11.02, there will be considered any other plans of Employer or any Affiliated Company which are part of a required aggregation group and any other plan of Employer or any Affiliated Company which is part of a permissive aggregation group (if such plan or plans in a permissive aggregation group, when aggregated with this Plan, would cause the Plan to be not top heavy). A required aggregation group includes:

A.	Each qualified plan of the Employer and any Affiliated Company in which at least one Key Employee participates; and

B.	Any other qualified plan of the Employer or any Affiliated Company which enables a plan described in Subsection A. above to meet the requirements of Code Section 401(a)(4) or 410.

A permissive aggregation group includes any plan or plans of the Employer or any Affiliated Company which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Section 401(a)(4) and 410.

Section 11.05. Effect of Top Heavy Status. In the event the Plan is top heavy for a Plan Year, the Plan shall meet the following requirements for that Plan Year:

A.	Minimum Vesting. The vesting schedule set forth in Section 6.04 complies with top heavy vesting so no change is required.

B.	Minimum Contributions.

1.	Except as limited in Paragraph 2. below, this Plan will provide a minimum contribution allocation (including allocation of forfeitures) for such Plan Year for each non-key Participant (Non-Key Employees who are Participants, regardless of the Participant’s level of Compensation or Hours of Service or whether an elective contribution is made) in an amount equal to the lesser of 3% of such Participant’s Compensation, or the largest percentage of Employer contributions and forfeitures, as a percentage of Key Employee’s compensation, as limited by Code Section 401(a)(17), allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution and the minimum contribution shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the year because of the Participant’s failure to complete any specified Hours of Service requirement, the Participant’s failure to make a mandatory contribution, or compensation is less than a stated amount. For purposes of satisfying the minimum contribution allocation, Employer contributions pursuant to salary reduction or matching contributions or similar arrangements are not considered for purposes of these minimum contribution provisions, but qualified non-elective Contributions described in Section 401(m)(4)(C) may be treated as Employer contributions, and matching contributions which are not subject to the requirements of Code Sections 401(k) or 401(m) may be considered Employer contributions for purposes of the minimum contributions under this Article XI (see Regulation Section 1.416-1, M-19). For purposes of the minimum contributions required by this Section, “Compensation” shall mean compensation as defined in Section 5.02.E.2.

2.	The minimum contribution requirements set forth above shall be reduced or eliminated in the following circumstances:

a.	No minimum contribution will be required (or such minimum contribution reduced) to the extent a Participant is covered under another Plan of the Employer or an Affiliated Company under which all or any portion of the minimum benefit or contribution is being accrued or made for such year for the Participant in accordance with Code Section 416(c).

b.	No minimum contribution will be required for a Participant who is not employed by the Employer on the last day of the Plan Year.

ARTICLE XII — MISCELLANEOUS PROVISIONS

Section 12.01. Purpose of Plan. The Plan has been adopted for the exclusive benefit of Participants and their Beneficiaries, and under no circumstances shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of those persons, except as otherwise provided herein. The establishment of the Plan shall not be construed as giving any Employee, or any other person, any legal or equitable right against the Company, any other person or entity, or against the corpus or income of the Trust Fund, unless such right is specifically provided in the Plan.

Section 12.02. Successor and Transfers. A successor or another entity may, with the consent of Company, adopt and continue the Plan. Upon the adoption of the Plan by the successor, the Plan shall continue in full force and effect, and, in this connection, the term “Company” shall be construed to include and apply to the successor entity and the Employees who continue employment with such entity (and its affiliates) shall not be considered to have had a Severance from Employment, and the rights of those Employees, in all respects, shall be the same as if those Employees continued employment with Company (or adopting Employer).

The Administrative Committee is authorized to enter into merger, consolidation or transfer agreements with any other plan administrator, administrative committee, trustee or other person. In the event of a merger or consolidation of the Plan with, or in the case of any transfer of any assets or liabilities of the Plan to, any other plan, each Participant in the Plan shall receive a benefit in the successor plan (or in the case of a transfer of part of the Participant’s benefits, a combination of this Plan and the other plan) immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit that the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

Section 12.03. Adoption by Other Employers. Any entity with Employees which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Senior Vice President of Human Resources of the Company, adopt this Plan for all or any classifications of persons in its employment, and thereby, from and after the specified effective date, become an Employer under this Plan. In addition, if a person becomes an Employee of the Company (or an adopting Employer) as part of an acquisition, service with such prior organization may be taken into account under this Plan to the extent specified in a written resolution of the Company, or adopting Employer and consented to by the Senior Vice President of Human Resources of the Company. However, the sole and absolute right to amend this Plan is reserved to the Company. The adoption shall become, as to the adopting corporation or organization and its Employees, a part of this Plan, and may contain such specific changes or variations in the Plan terms and provisions as may be acceptable to the Company and/or Senior Vice President of Human Resources of the Company. It shall not be necessary for the adopting corporation or organization to sign or execute the original or any amended Plan document or Trust. The administrative powers and control of the Company as provided in this Plan, including but not limited to the sole right of amendment, shall not be diminished by reason of the participation of any such adopting organization in this Plan. An adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees upon 60 days advance notice to the Company.

In the event the Plan is adopted and maintained by more than one Employer, all of the Employers maintaining the Plan and Trust shall be regarded as a single Employer for purposes of (i) determining an Employee’s eligibility to become and remain a Participant in this Plan; (ii) determining an Employee’s status as a Participant; (iii) determining an Employee’s Vested percentage of benefits; and (iv) determining whether an Employee has incurred a Severance from Employment.

The determination of Highly Compensated Employees, Non-Highly Compensated Employees, any corrective actions which the Administrative Committee determines is necessary shall be made with regard to the Employees of the Employers which have adopted this Plan. Separate testing may be applied, at the discretion of the Administrative Committee, to the extent permitted by the Code, Regulations issued thereunder and other applicable guidance.

The Company may on notice to any adopting Employer withdraw its consent and approval for such entity to be an adopting Employer of this Plan. In such event, or in the event an adopting Employer voluntarily elects to withdraw from the Plan, the Administrative Committee shall cause the Trustee to value the Trust Fund as of a Valuation Date determined by the Administrative Committee and the allocation of net income, loss, appreciation, or depreciation of the Trust Fund shall occur in accordance with Article V. After such allocations have been made, the Administrative Committee shall direct the Trustee to transfer to a separate fund Trust Fund assets specified by the Administrative Committee having a value equal to the Account balances of Participants of the withdrawing entity. A withdrawing Employer may thereafter exercise, with respect of such separate trust fund, all of the rights and powers with respect to the Trust Fund. The plan of the withdrawing Employer shall, until amended or terminated by the withdrawing Employer, continue with the same terms as this Plan, except that, with respect to the separate plan of the withdrawing Employer, the word “Company” shall thereafter be considered to refer only to the withdrawing Employer. Any discontinuance of participation by a withdrawing Employer shall be carried out so that each Participant or Beneficiary would (if the Plan and the plan of the withdrawing Employer then terminated) receive a benefit immediately after such discontinuance of participation which is equal to the benefit the Participant or Beneficiary would have been entitled to receive immediately before such discontinuance of participation.

Section 12.04. Unclaimed Account Procedure. When a Participant or Beneficiary whose whereabouts are unknown may be forced to take a distribution under the terms of the Plan (e.g., upon reaching Normal Retirement Age or upon termination of the Plan), the Administrative Committee shall attempt to search for, or ascertain, the whereabouts of such Participant or Beneficiary, using the following procedures:

A.	Certified Mail. The Administrative Committee shall notify the Participant or Beneficiary by certified or registered mail, return receipt requested, addressed to his last-known address of record with the Administrative Committee that he is entitled to a distribution under the Plan.

B.

Records of Related Plans. If the Participant or Beneficiary fails to respond to the notice described above by either claiming his distributive share or making his whereabouts known in writing to the Administrative Committee, the Administrative Committee shall contact the Employer and the administrator(s) of any other employee benefit plan or arrangement sponsored or maintained by the Employer and request that the Employer and such administrator(s) search the records of such other plans to ascertain whether a more current address for such Participant or Beneficiary is available. Alternatively, the Administrative Committee may request that the Employer or administrator(s) contact the missing Participant or Beneficiary directly, or forward a letter to such Participant or Beneficiary, and request that the Participant or Beneficiary contact the Administrative Committee.

C.	Designated Beneficiary. In connection with a search of the records of the Plan, or any related plan of the Employer, for a Participant’s current contact information, the Administrative Committee shall attempt to identify and contact any person that such Participant has designated as the Participant’s beneficiary (whether primary or contingent) to determine whether such beneficiary has updated information concerning the location of the Participant.

D.	Letter-Forwarding Service. If the Administrative Committee is unable to locate the Participant or Beneficiary using the procedures set forth above, the Administrative Committee may notify the appropriate governmental agency(ies) of the Participant’s or Beneficiary’s failure to contact the Administrative Committee or claim his distribution and shall request the governmental agency(ies) to forward a notice to the Participant or Beneficiary on behalf of the Administrative Committee in accordance with the procedures the governmental agency(ies) has established for this purpose. The notice forwarded under this procedure shall contain information allowing the Participant or Beneficiary to contact the Administrative Committee and claim the distribution and shall require a response by the Participant or Beneficiary within a reasonable period of time as determined by the Administrative Committee.

In addition to using the procedures described above, the Administrative Committee may attempt to locate the Participant or Beneficiary using other available means, such as Internet search tools, commercial locator services, or credit reporting agencies. In determining what other means may be appropriate, the Administrative Committee shall consider the size of the Participant’s or Beneficiary’s account in relation to the cost of such other means of locating the Participant or Beneficiary. The reasonable costs of searching for a missing Participant or Beneficiary may be charged against the Participant’s or Beneficiary’s Accounts in accordance with uniform rules established by the Administrative Committee for this purpose. Pending location of the Participant or Beneficiary, any investment direction of the Participant shall continue to control the investment of the Participant’s Accounts.

If a Participant or Beneficiary cannot be located in accordance with the procedures described above, the Participant or Beneficiary shall be considered “lost.” Once a Participant or Beneficiary is considered lost, the Plan may either (i) continue to maintain the Participant’s or Beneficiary’s Account, or (ii) transfer the balance credited to the Participant’s or Beneficiary’s Account to an individual retirement account, as described in Code Section 408(a), or an individual retirement annuity, as described in Code Section 408(b), that has been designated by the Administrative Committee for such purpose. If the Plan is terminated and the Employer does not maintain another Plan that will receive the lost Participant’s or Beneficiary’s benefit as described in (i) above, the procedure set forth in (ii) above shall be utilized. If the Administrative Committee is unable to locate an individual retirement account or annuity provider that will accept the Participant’s or Beneficiary’s distribution as described in (ii) above, the Administrative Committee may distribute the Participant’s or Beneficiary’s benefit into an interest-bearing federally insured bank account designated by the Administrative Committee for such purpose or may transfer the Participant’s or Beneficiary’s interest to an appropriate state unclaimed property fund.

Section 12.05. Spendthrift Provisions. All benefits payable under the Plan, whether upon retirement, death, or other Severance from Employment, shall be exempt from attachment, garnishment, or other legal process by any creditors of any Participant or any Beneficiary and shall not be subject to alienation, anticipation, commutation, pledge, encumbrance, or assignment by any Participant or Beneficiary.

The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any amount payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p).

Distributions to an alternate payee pursuant to a qualified domestic relations order will be permitted by this Plan with respect to a Participant who has not incurred a Severance from Employment before such Participant has attained the earliest retirement age (as defined in Code Section 414(p)). Distributions to an alternate payee prior to the Participant’s earliest retirement age under the preceding sentence shall be permitted only in accordance with the following:

The domestic relations order provides for such distribution to an alternate payee prior to the Participant’s earliest retirement age or the order provides for such earlier distribution pursuant to an agreement between the Plan and the alternate payee authorizing such distribution; and

The alternate payee must consent in writing to such distribution (on such form or forms as prescribed for this purpose) prior to the Participant’s earliest retirement age. Nothing in this Section shall be construed as permitting any distribution to any Participant prior to the time such distributions are otherwise provided for in Article VI, or as permitting any alternate payee to receive a form of payment not otherwise permitted under the terms of this Plan.

The Beneficiary of any benefits assigned to alternate payee under a domestic relations order shall be such person or persons designated in a qualified domestic relations order or as the alternate payee may designate; which designation may include, but shall not be limited to alternate payee’s estate. All designations shall be clearly set forth in the domestic relations order or on such form or forms as the Administrative Committee shall prescribe for such purpose.

Section 12.06. Corrective Action. The Administrative Committee may correct mistakes relating to this Plan as it may deem appropriate in its sole discretion. The Employer may, in the Employer’s sole discretion, elect to make special contributions to the Plan in order to correct such mistakes. Any such contribution shall be allocated as specified by the Administrative Committee.

Section 12.07. Binding Upon Heirs, Assigns, Etc. The Plan shall be binding upon all Participants and Beneficiaries and upon their heirs, executors, administrators, successors, and assigns.

Section 12.08. Interpretation and Governing Law. It is Employer’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA. In all other respects, the Plan shall be governed by and interpreted in accordance with the laws of the State of Kansas.

Section 12.09. Changes in Vesting Schedule. If the Plan’s vesting schedule is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top heavy vesting schedule, each Participant with at least three Vesting Computation Years (determined without regard to any provisions that cause certain Vesting Computation Years not to be taken into account) may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of: (i) 60 days after the amendment is adopted; (ii) 60 days after the amendment becomes effective; or, (iii) 60 days after the Participant is issued written notice of the amendment by the Employer or Administrative Committee.

Section 12.10. Return of Contributions. All contributions to the Plan are conditioned upon the Plan’s qualification under Code Section 401 and upon their deductibility under Code Section 404. If, upon the initial request for qualification the qualification of the Plan is denied or deductions for contributions to the Plan are disallowed, in whole or in part, then the Employer’s contributions to the Plan shall be returned to Employer within one year from the date of denial of qualification of the Plan or disallowance of deductions (to the extent of the disallowance), as the case may be. As an additional exception to the nonreversion rule of this Section, in case any contribution is made by Employer by virtue of a mistake of fact, such mistaken contribution may be returned to Employer within one year after payment of the contribution; provided, that, earnings attributable to the mistaken contribution or disallowed deduction may not be returned, but losses attributable thereto shall reduce the amount to be returned.

Section 12.11. Notices. Except as otherwise provided in this Plan, any notices or communications required to be given herein by any Participant, Employer, the Company, Administrative Committee or other person, shall be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 12.12. Separate Liability. Except to the extent imposed by law, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all the responsibilities imposed upon such other fiduciary by this Plan, by ERISA, the Code, or by any regulations or rulings issued under ERISA or the Code. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to this Plan unless it participates knowingly in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach, or, through its negligence in performing its own specific fiduciary responsibilities, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibilities.

Section 12.13. Word Usage. Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

Section 12.14. Erroneous Payments. If any person receives any payment that the Administrative Committee in its sole discretion later determines the person was not entitled to receive, such person shall be required to make reimbursement to the Plan. In addition, the Administrator shall have the right to offset any future payment against amounts that the person was not otherwise entitled to receive.

Section 12.15. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between an Employer and any Employee. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of an Employer or to interfere with the right of the Employer to discharge any Employee at any time without regard to the effect such discharge might have on the Employee as a Participant under this Plan.

Section 12.16. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, the Administrative Committee may direct the Trustee to make such payment to that person’s legal representative. In the case of a minor, the Administrative Committee is authorized to delay distributions until such person is no longer a minor, or to pay any benefit to a court appointed conservator for such minor.

Section 12.17. Indemnification by Employer. Employer shall indemnify and save harmless each member of its governing body and any employee of the Company (or any employer), from and against losses resulting from liability which they may be subjected by reason of any act or conduct (except willful or wanton misconduct) in their official capacities in the administration of this Plan. Expenses shall include the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought in settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law. The indemnification provision of this Section shall not relieve such person of any liability he may have under ERISA for breach of a fiduciary duty.

Section 12.18. Severability Clause. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the Plan, or any other provisions of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

Section 12.19. Headings. The headings used in this Plan are for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms and provisions herein.

Section 12.20. Action by Employer. Whenever an Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be authorized by the Employer’s governing board or body or shall be performed by an officer or other delegate thereunto duly authorized thereby.

Section 12.21. USERRA. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Section 12.22. Fees and Expenses. Fees and expenses associated with the Plan may be paid out of the Trust Fund deposited with Trustee, or, at the sole discretion of the Company, may be paid directly by the Company or adopting Employers.

Section 12.23. Use of Electronic Media. Notwithstanding any provision of the Plan to the contrary, including provisions requiring the use of a written instrument, the Administrative Committee and/or Committee may establish procedures for the use of electronic media in communications and transactions between or among the Plan, the Administrative Committee, the Trustee and/or Participants. Electronic media may include, but are not limited to, the Internet, e-mail, Intranet systems, and automated telephonic response systems.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf, this 26th day of March, 2007.

HAWKER BEECHCRAFT CORPORATION

	By	/s/ Rich Jiwanlal

ATTEST:

/s/ Nita Long

EXHIBIT A

INDIVIDUALS EXCLUDED FROM PLAN ELIGIBILITY

Individuals classified in the categories designated below shall not be an “Eligible Employee” for purposes of this Plan. Currently the designated groups are: